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Exhibit 99.1

Bioject Medical Technologies Inc.
211 Somerville Road, Route 202 North
Bedminster, NJ 07921

April 23, 2004

Dear Shareholders:

        You are cordially invited to attend the 2004 annual meeting of the shareholders of BIOJECT MEDICAL TECHNOLOGIES INC., to be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 on Thursday, June 10, 2004 at 9:00 a.m. Eastern Daylight Time.

        The matters to be acted upon at the meeting are as follows:

  (i)
  to elect three members of the Board of Directors for a term of three years and one member of the Board of Directors for a term of two years;

  (ii)
  to approve a proposal to authorize an exchange of certain employee stock options for a smaller number of stock options with a new exercise price; and

  (iii)
  to transact such other business as may properly come before the meeting or any adjournment of the meeting.

        These matters are more fully described in the accompanying proxy statement.

        We believe the annual meeting provides an excellent opportunity for shareholders to become better acquainted with Bioject and its board members and officers. Although we would like very much to have each shareholder attend the 2004 meeting, we realize this is not possible. Whether or not you plan to be present at the meeting, it is important that your shares be represented. Therefore, we urge you to complete, sign and return the enclosed proxy as soon as possible.

        If you return your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. If you are a shareholder of record and decide between now and June 10, 2004 that you can attend the meeting in person, you may revoke your proxy at that time and vote your shares at the meeting.

        We appreciate your continued support of Bioject and look forward to either greeting you personally at the meeting or receiving your proxy.

Sincerely,
James C. O'Shea Chairman of the Board, President and Chief Executive Officer

BIOJECT MEDICAL TECHNOLOGIES INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders (the "Annual Meeting") of BIOJECT MEDICAL TECHNOLOGIES INC. will be held on Thursday, June 10, 2004, at 9:00 a.m., Eastern Daylight Time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 for the following purposes:

  (i)
  to elect three members of the Board of Directors for a term of three years and one member of the Board of Directors for a term of two years;

  (ii)
  to approve a proposal to authorize an exchange of certain employee stock options for a smaller number of stock options with a new exercise price; and

  (iii)
  to transact such other business as may properly come before the meeting or any adjournment of the meeting.

        These matters are more fully described in the proxy statement accompanying this Notice.

        Accompanying this Notice of Meeting is a proxy statement and a form of proxy, together with our annual report, which contains the management discussion and analysis, the consolidated financial statements for the year ended December 31, 2003 and the auditors' report on the financial statements. Only holders of common stock of record at the close of business on April 12, 2004, will be entitled to vote at the Annual Meeting and any adjournments thereof.

        Shareholders who are unable to attend the Annual Meeting in person are requested to complete, sign, date and return the enclosed form of proxy directly to American Stock Transfer and Trust Co., postage prepaid. A proxy will not be valid unless it is received at the office of American Stock Transfer and Trust Co., 59 Maiden Lane, New York, New York 10038 before the time fixed for the Annual Meeting.

DATED at Bedminster, New Jersey, this 23rd day of April 2004.
BY ORDER OF THE BOARD
James C. O'Shea Chairman of the Board, President and Chief Executive Officer

BIOJECT MEDICAL TECHNOLOGIES INC.
TABLE OF CONTENTS

MANAGEMENT SOLICITATION	1
APPOINTMENT AND REVOCABILITY OF PROXIES	1
VOTING OF PROXIES	1
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	2
PROPOSAL #1: ELECTION OF DIRECTORS	3
DIRECTOR COMPENSATION	6
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS	6
QUALIFICATIONS OF DIRECTORS	7
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATION PROCEDURES	7
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS	8
AUDIT COMMITTEE FINANCIAL EXPERT	8
AUDIT COMMITTEE REPORT	8
CODE OF ETHICS	10
EXECUTIVE OFFICERS	10
EXECUTIVE COMPENSATION	11
EMPLOYMENT CONTRACTS	14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	15
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	15
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	17
STOCK PERFORMANCE CHART	17
PROPOSAL #2: TO APPROVE THE OPTION EXCHANGE PROGRAM	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
OTHER MATTERS TO BE ACTED UPON	21
ANNUAL REPORT	21
INDEPENDENT AUDITORS	22
PROPOSALS OF SHAREHOLDERS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS	23

BIOJECT MEDICAL TECHNOLOGIES INC.
PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 10, 2004

MANAGEMENT SOLICITATION

        This proxy statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of BIOJECT MEDICAL TECHNOLOGIES INC. for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Thursday, June 10, 2004, at the time and place and for the purposes set forth in the Notice of Meeting.

        The form of proxy accompanying this proxy statement is solicited by our Board of Directors. Proxies may be solicited by our officers, directors and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. In addition, we have retained the services of Advantage Proxy to assist in the solicitation of proxies. Proxies may be solicited personally or by mail, telephone, telex, facsimile, telegraph or messenger. We estimate that we will pay Advantage Proxy its customary and reasonable fees not expected to exceed $5,000, plus reimbursement of certain out-of-pocket expenses, for its services in soliciting proxies. We will also pay persons holding shares of the common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. The cost of this solicitation will be borne directly by us.

        The approximate mailing date of the Notice of Meeting, proxy statement and form of proxy is April 23, 2004.

APPOINTMENT AND REVOCABILITY OF PROXIES

        The persons named in the accompanying form of proxy are officers of Bioject.

        In addition to revocation in any other manner permitted by law, a proxy may be revoked by:

  (i)
  signing another proxy bearing a later date and depositing it in the manner set forth in the Notice of Meeting;

  (ii)
  signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed) and either depositing it in the manner set forth in the Notice of Meeting at any time before the time fixed for the Annual Meeting or an adjournment thereof or with the chairman of the Annual Meeting on the day of the Annual Meeting or an adjournment thereof; or

  (iii)
  attending the Annual Meeting or an adjournment thereof, and casting a ballot in person.

        Such revocation will have effect only in respect of those matters that have not already been acted upon. Additional proxy forms may be obtained by calling or writing to American Stock Transfer & Trust Co., Shareholder Services, 59 Maiden Lane, Plaza Level, New York, NY 10038, telephone: (800) 937-5449.

VOTING OF PROXIES

        The securities represented by the proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the securities shall be voted accordingly. The form of proxy confers authority upon the named proxy holder with respect to matters identified in the accompanying Notice of Meeting. If a choice with respect to such matters is not specified, it is intended that James C. O'Shea and John P. Gandolfo, the persons designated by management in the form of proxy, will vote the securities represented by the proxy in favor of each matter identified in the proxy statement and for election of the nominees named in this proxy statement to the Board of Directors. The proxy confers discretionary authority upon the named proxy holder with respect to amendments to or variations in matters identified in the accompanying Notice of Meeting and other matters, which may properly come before the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        Our voting securities consist of common stock, without par value (the "common stock"). The Record Date has been fixed in advance by our Board of Directors as April 12, 2004, for the purpose of determining shareholders entitled to notice of and to vote at the Annual Meeting. Each share issued at the time of the Record Date carries the right to one vote at the Annual Meeting. As of April 12, 2004, a total of 13,530,137 shares of our common stock were issued and outstanding.

        The following tables set forth certain information concerning the beneficial ownership of our common stock at April 12, 2004, by: (i) each person known by us to own beneficially more than 5 percent of our outstanding capital stock; (ii) each of the directors and named executive officers; and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Percentage Beneficially Owned
Elan Pharmaceutical Investments, Ltd.(3) Flatt Smiths SL04 Bermuda	2,947,770	21.00%
Mazama Capital Management, Inc.(4) One S.W. Columbia, Suite 1500 Portland, Oregon 97258	1,185,828	8.76%
Edward L. Flynn(5)	501,566	3.70%
James C. O'Shea	484,637	3.46%
Richard J. Plestina	144,250	1.06%
Michael A. Temple	182,710	1.33%
John Gandolfo	176,118	1.29%
J. Michael Redmond	111,447	*
Eric Mishkin	42,532	*
John Ruedy, M.D.(6)	60,760	*
Eric T. Herfindal(7)	51,250	*
Joseph Ianelli	1,500	*
William A. Gouveia	37,750	*
Sandra Panem, Ph.D.	23,750	*
All Current Directors and Executive Officers as a Group (12 persons)	1,811,270	12.36%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 12, 2004 are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage of ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Includes options currently exercisable or exercisable within 60 days after April 12, 2004 for shares of our common stock as follows:

Name	Shares Subject to Options
Edward L. Flynn	24,250
James C. O'Shea	460,768
Richard J. Plestina	39,750
Michael A. Temple	169,665
John Gandolfo	169,665
J. Michael Redmond	94,192
Eric Mishkin	33,332
John Ruedy, M.D.	43,250
Eric T. Herfindal	39,750
William A. Gouveia	27,250
Sandra Panem, Ph.D.	19,250
Joseph Ianelli	1,500
All Current Directors and Executive Officers as a Group	1,122,623
(3)
Includes warrants to purchase 505,334 shares of common stock, which are presently exercisable.

(4)
Information provided as of January 30, 2004 in a Schedule 13G filed by the shareholder. Mazama Capital Management is an investment adviser and has sole voting power with respect to 583,100 shares and sole dispositive power with respect to all 1,185,828 shares.

(5)
Includes 24,827 shares held by Mr. Flynn's spouse and 32,044 shares held in his profit sharing plan.

(6)
Includes 1,200 shares held by Dr. Ruedy's children.

(7)
Includes 8,000 held in a family trust.

PROPOSAL #1: ELECTION OF DIRECTORS

        Our Amended and Restated Articles of Incorporation provide for the holders of our common stock to elect the Class Three members of the Board of Directors at the 2004 Annual Meeting. Directors hold office for three years or until their successors have been elected and qualified. The Board is divided into three classes.

        The Board of Directors has determined that all of the director nominees and continuing directors, except Mr. O'Shea, are each an "independent director" under Nasdaq Stock Market Marketplace Rule 4200(a)(15). The Board of Directors has also determined that each member of the four committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by Nasdaq and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. In addition, there are no family relationships between any of our directors or executive officers.

        At this Annual Meeting, three persons will be nominated to serve as Class Three directors until the Annual Meeting in 2007 and until their successors are elected and duly qualified. The Class Three nominees are Mr. James O'Shea, Ms. Sandra Panem, Ph.D. and Mr. John Ruedy, M.D. Each of the Class Three Director nominees is presently serving on our board. In addition, one person, Mr. Joseph R. Ianelli, will be nominated to serve as a Class Two Director until the Annual Meeting in 2006. Mr. Ianelli was elected by the Board of Directors in September 2003.

        The presence in person or by proxy of holders of record of a majority of the outstanding common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the three nominees for election as Class Three Directors and the one nominee for election as a Class Two Director, in each case, who receive the greatest number of votes cast at the Annual Meeting, shall be elected directors. Votes may be cast for or withheld from each nominee. Abstentions from voting or non-voting by brokers will be counted for determining whether there is a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE CLASS THREE NOMINEES LISTED BELOW.

        The Board of Directors is currently composed of eight members, one of whom is an employee of Bioject. The following table sets forth the names, ages and certain other information concerning our current directors.

Name	Class	Age	Position	Year Elected Director	Current Term Expires
Edward L. Flynn	1	69	Director(a)(c)	1999	2005
William A. Gouveia	1	61	Director(b)(c)	1994	2005
Joseph R. Ianelli	2	65	Director	2003	2006
Eric T. Herfindal	2	62	Director(a)(c)	1996	2006
Richard J. Plestina	2	58	Director(a)(b)(d)	1997	2006
James C. O'Shea	3	58	Chairman, Chief Executive Officer and President	1995	2004
Sandra Panem, Ph.D.	3	57	Director(c)(d)	2001	2004
John Ruedy, M.D.	3	72	Director(a)(b)	1987	2004

(a)
Member of Compensation Committee

(b)
Member of Corporate Governance and Nominating Committee

(c)
Member of Audit Committee

(d)
Member of Ad-Hoc Financing Committee

Nominees for director to be elected by shareholders for a three-year term expiring in 2007

        JAMES C. O'SHEA has served as our Chairman, President and Chief Executive Officer since March 1995. From January 1989 to March 1995, Mr. O'Shea was President and Chief Operating Officer of Biopure Corporation, a developer of red blood cell substitutes. Prior to 1989, Mr. O'Shea was Executive Vice President of Marketing and Scientific Affairs at Delmed Inc., a manufacturer of peritoneal dialysis solutions and parenteral products.

        SANDRA PANEM, Ph.D. was elected as a director in 2001. Since 2000, Ms. Panem has been a partner in Cross Atlantic Partners, Inc., an investment company specializing in biotechnology and healthcare. From 1994 to 1999, Dr. Panem was President of Vector Fund Management, L.P., which focused on later- stage companies. Prior to this, Dr. Panem served as Vice President and Portfolio Manager for the Oppenheimer Global BioTech Fund, a mutual fund that invested in public and private biotechnology companies. Prior to joining Oppenheimer, Dr. Panem was a Vice President at Salomon Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem serves on the boards of directors of Martek Biosciences, Inc. (MATK) and several private companies.

        JOHN RUEDY, MDCM, FRCPC, LLD (hon) has served as a director since 1987. Dr. Ruedy, a physician specializing in internal medicine and clinical pharmacology, has served in a number of key academic positions including Chair of the Department of Pharmacology and Therapeutics, McGill University, Head of the Department of Medicine at St. Paul's Hospital, Vancouver, a teaching hospital of the University of British Columbia, and from 1992-1999 as Dean of the Faculty of Medicine, Dalhousie University. He currently serves as Vice President, Academic Affairs, Capital District Health Authority, Halifax, Nova Scotia, the major clinical teaching facility of the Faculty of Medicine, Dalhousie University. He has extensive experience in clinical trials of drugs and has served on a number of Canadian and international committees dealing with regulatory issues concerning new drugs and devices. He currently is Chairman of the Board of Person to Person Health Care, a tele-technology company based in Nova Scotia, Canada.

Nominee for director to be elected by shareholders for a two-year term expiring in 2006

        JOSEPH R. IANELLI was elected as a director in September 2003. Since June 2002, Mr. Ianelli has been Vice President of Licensing for Paratek Pharmaceuticals. From August 2000 to June 2002, Mr. Ianelli owned and operated Ianelli Associates, LLP, a consulting firm focused on serving the pharmaceutical, biotechnology and medical device industries. From 1999 through 2000, he was the President and Chief Executive Officer of PharmaConnect, Inc., responsible for design and development of an internet website for physicians. From 1999 through 2000, he also served as the President and Chief Executive Officer of Renaissance Pharmaceuticals, Inc., a development stage company involved in drug delivery technologies. From 1983 to January 1999 he served as the Senior Vice President of Business Development for Astra USA, Inc. where he was responsible for acquisitions and licensing. At Astra, he served on the Executive Committee and was a member of the Management Advisory Board. Mr. Ianelli currently serves as a director of Entropin, Inc., a pharmaceutical research and development company focused on the development of proprietary compounds for pain. Mr. Ianelli received a B.A. in Biology from Marist College, an M.A. in Biology from the State University of New York and an M.B.A. from Iona College.

Directors whose terms expire in 2005

        EDWARD L. FLYNN was elected as a director in September 1999. Since 1972, Mr. Flynn has been owner and Chief Executive Officer of Flynn Meyer Company, a restaurant industry management company. From 1958 to 1972, Mr. Flynn was a securities broker with Merrill Lynch Pierce Fenner and Smith. He serves as a member of the board of directors of Citri-Lite Co. Inc., a soft drink company, and of TGCI Industries, a geophysical service company primarily conducting three dimensional seismic surveys for companies engaged in oil and gas exploration.

        WILLIAM A. GOUVEIA was elected as a director in January 1994. Mr. Gouveia has served as Director of Pharmacy at Boston's Tufts-New England Medical Center since 1972. He holds a faculty appointment as Associate Professor of Medicine at Tufts University School of Medicine (1977), and serves on the faculty of the Massachusetts College of Pharmacy and Health Sciences, and at Northeastern University's Bouve College of Health Sciences. He holds an M.S. in Hospital Pharmacy from Northeastern University (1966). He has published over 100 articles in leading healthcare journals, as well as numerous book chapters, and has delivered presentations at U.S. and international health care organizations and colleges. He is a Fellow of the American Society of Health-System Pharmacists (ASHP) and has served as board member of the ASHP.

Directors whose terms expire in 2006

        ERIC T. HERFINDAL has served as a director since September 1996. Since 2000, Mr. Herfindal has served as President and CEO of National Oncology Alliance, Inc., a company that provides business, clinical, technology and management services to community based oncology practices. From

1995 to 1999, he was Executive Vice President of OnCare Inc., an oncology physician practice management company. Prior to joining OnCare, he was Senior Vice President of Axion, an oncology focused healthcare company. He served for over 20 years as a Professor of Clinical Pharmacy, School of Pharmacy, at the University of California Medical Center in San Francisco, where he is currently a Professor Emeritus. He holds a Doctorate in Pharmacy from the University of California, San Francisco, and a Masters in Public Health from the University of California, Berkeley. He is the author of numerous articles in professional journals and is the editor of a number of books in the field of pharmacy and therapeutics, including the TEXTBOOK OF THERAPEUTICS: DRUG AND DISEASE MANAGEMENT, currently in its seventh edition. Dr. Herfindal has been active in various professional organizations, serves on a number of editorial and advisory boards, and is a frequent lecturer at national and international healthcare meetings.

        RICHARD J. PLESTINA was elected as a director in April 1997. Since 1986, Mr. Plestina has served as President of Quelah Corporation, NW, a family owned investment firm. In 1988, he was a consultant for Cologon, Inc. DBA Alpine Glass Company, a large commercial and residential glass company. From 1979 to 1986, he was an Executive Vice President of Orion Capital Corporation, a multi-line insurance company, and President of EBI Companies, which was acquired by Orion Corporation in 1979. From 1974 to 1979 he served as the Vice President and Marketing Manager of EBIC. Mr. Plestina has served previous directorships for Orion Capital Corporation, EBI Companies, Associated Oregon Industries and Northwest Employer's Council.

DIRECTOR COMPENSATION

        We do not pay our directors an annual cash or per meeting compensation for services. Under the terms of our 1992 Stock Incentive Plan, each non-employee director is automatically awarded an option to purchase 3,500 shares of our common stock as a retainer immediately following the close of each annual shareholders' meeting, 1,000 shares for each board meeting attended (4,000 share maximum per calendar year) and 2,000 shares for service as a committee chair, at an exercise price equal to the fair market value on the date of the grant. In addition, Mr. Ianelli was granted an option covering 2,000 shares of our common stock upon becoming a director. All such options are vested and exercisable with respect to one-half of the shares at six months from the date of grant with the remaining shares vested and exercisable six months thereafter. The options expire eight years after grant unless previously exercised or terminated due to termination of service. The following table summarizes the options granted to each of the non-employee directors during 2003.

Name	Shares Covered by Options Granted	Weighted Average Exercise Price
Edward L. Flynn	7,500	$3.67
William A. Gouveia	9,500	3.72
Eric T. Herfindal	9,500	3.72
Joseph Ianelli	3,000	3.72
Sandra Panem, Ph.D.	6,500	3.61
Richard J. Plestina	9,500	3.72
John Ruedy, M.D.	9,500	3.72

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        There were seven meetings of the Board of Directors during 2003. Each of the directors attended at least 75% of all of the meetings of the Board of Directors and committees on which they served. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In addition, we have an Ad-Hoc Financing Committee.

        The Audit Committee meets with our independent auditors to review the scope and findings of our annual audit and our accounting policies and procedures, which are then reported by the committee to our full Board. The Audit Committee met six times during 2003 and took action by written consent one time. The members of the Audit Committee during 2003 were Ms. Grace Keeney Fey (a former director who ceased serving as a director in September 2003), Ms. Panem and Messrs. Flynn, Gouveia and Herfindal (committee chair).

        The Compensation Committee administers our 1992 Stock Incentive Plan and cash compensation for the executive officers. The Compensation Committee met three times during 2003. The members of the Compensation Committee are Messrs. Flynn, Herfindal, Plestina and Ruedy (committee chair).

        The Corporate Governance and Nominating Committee reviews and recommends to the full Board nominees for directors to be submitted for election at the next annual shareholders' meeting. While the Corporate Governance and Nominating Committee will consider nominees recommended by shareholders, and while our bylaws allow shareholders to submit nominations for the election of directors, the committee has not adopted a formal policy regarding shareholder nominations. The Corporate Governance and Nominating Committee met twice during 2003. The members of the Corporate Governance and Nominating Committee are Messrs. Gouveia (committee chair), Plestina and Ruedy.

        The charter governing operation of the Corporate Governance and Nominating Committee, which was adopted in March 2004, is available on our website at www.bioject.com. You can also obtain a copy of the charter by writing to us at Bioject Medical Technologies Inc., 211 Somerville Road, Route 202 North, Bedminster, NJ 07921.

        The Ad-Hoc Financing Committee monitors our cash reserves and develops strategies for procuring additional capital. The Ad-Hoc Financing Committee did not meet during 2003. The members of the Ad-Hoc Financing Committee during 2003 were Mss. Fey and Panem and Mr. Plestina (committee chair).

QUALIFICATIONS OF DIRECTORS

        Qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. However, minimum qualifications include high levels of leadership experience in business, substantial knowledge about issues faced by publicly traded companies, experience in positions demonstrating expertise, including service on other boards of directors, and availability and demonstrated commitment. We seek a board that possesses the background, skills, expertise, and commitment necessary to make a significant contribution to our company. The Corporate Governance and Nominating Committee will evaluate potential nominees by reviewing qualifications, considering references, conducting interviews and reviewing such other information as committee members may deem relevant. We do not employ consultants to help us identify or screen prospective directors. Once the Corporate Governance and Nominating Committee has favorably evaluated a candidate, the candidate is referred to the full board for review. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings.

SHAREHOLDER PROPOSAL AND DIRECTOR NOMINATION PROCEDURES

        Section 1.12 of our Bylaws provides that advance notice of nominations for the election of directors or proposals for an amendment to our Bylaws must be received by us thirty (30) days prior to the date of the shareholder meeting at which the shareholder wishes to present such nomination or proposal or, if less than 40 days' notice of the date of the meeting is given to shareholders, by the close of business on the 10th day following the date on which notice of the meeting was mailed to shareholders.

        Each notice of a nomination or proposal of a Bylaw amendment must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or proposal; (iii) certain biographical information concerning each person to be nominated for election as a director, the number of shares of common stock beneficially owned by such nominee, and the consent of such person to serve as a director if so elected; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) the provisions of any proposed Bylaw amendment and any financial interest of the shareholder in the proposal; and (vi) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

        Shareholders may communicate with our Board of Directors by sending correspondence to our Board, or to any individual director, at the following address: Investor Relations, Bioject Medical Technologies Inc., 211 Somerville Road, Route 202 North, Bedminster, NJ 07921.

        Your communications should indicate whether you are a Bioject Medical Technologies Inc. shareholder. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

AUDIT COMMITTEE FINANCIAL EXPERT

        As required by the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that two members of our Audit Committee, Mr. Ed Flynn and Ms. Sandra Panem, are "financial experts" as defined in the SEC's rules and regulations. They meet the standards of independence adopted by the SEC for membership on an audit committee.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors reports to the Board and is currently comprised of four directors, each of whom meets independence requirements under Nasdaq listing standards. The Audit Committee's activities are governed by a written charter, the current version of which was adopted by the Board in April 2004 to comply with Sarbanes Oxley requirements and is attached hereto as Appendix A.

        Management is responsible for Bioject's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Bioject's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In discharging its responsibilities, the Audit Committee and its individual members have met with management and Bioject's independent auditors, KPMG LLP, to review Bioject's accounting functions, the audited financial statements for 2003, and the audit process. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent auditors' audit of the financial statements, the quality and adequacy of Bioject's internal controls in the context of a financial statement audit, and issues relating to auditor independence. The Audit Committee has obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence.

        Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in Bioject's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the United States Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Eric T. Herfindal (Committee Chair)
Edward L. Flynn
William A. Gouveia
Sandra Panem, Ph.D.

CODE OF ETHICS

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. We have filed a copy of our Code of Ethics as exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003. We also intend to post our Code of Business Conduct and Ethics and any amendments to or waivers from our Code of Business Conduct and Ethics on our website at www.bioject.com.

EXECUTIVE OFFICERS

        The following individuals comprise our executive officers:

Name	Age	Position	Officer Since
James C. O'Shea	58	Chairman, Chief Executive Officer and President	1995
John Gandolfo	43	Chief Financial Officer and Vice President, Finance	2001
Michael A. Temple	54	Executive Vice President and General Manager	2001
Eric Mishkin, Ph.D.	52	Senior Vice President and Chief Scientific Officer	2002
J. Michael Redmond	43	Senior Vice President, Business Development	1996

Biographical Information

        JAMES C. O'SHEA. Please see biographical information in section "ELECTION OF DIRECTORS."

        JOHN GANDOLFO joined Bioject in October 2001 as Chief Financial Officer and Vice President, Finance. Mr. Gandolfo has more than 15 years of experience as a chief financial officer of publicly held and private businesses with a primary focus in the medical sector. Prior to joining Bioject, Mr. Gandolfo was the Chief Financial Officer of Capital Access Network, Inc., a privately held specialty finance company, from September 2000 through September 2001, and Xceed, Inc., a publicly held Internet consulting firm, from November 1999 through September 2000. From April 1994 through November 1999, Mr. Gandolfo was Chief Financial Officer and Chief Operating Officer of Impath, Inc., a publicly-held, cancer-focused healthcare information company. Mr. Gandolfo's additional experience includes serving as chief financial officer of Medical Resources, Inc. A graduate of Rutgers University, Mr. Gandolfo is a certified public accountant (inactive status) who began his professional career at Price Waterhouse.

        MICHAEL A. TEMPLE joined Bioject as Executive Vice President and General Manager in August 2001. He had previously served as Bioject's Chief Financial Officer from April 1998 to August 1999. From August 1999 to August 2001, Mr. Temple was a founder and Chief Financial Officer of Upright Systems Inc., an Internet infrastructure company. Prior to joining Bioject as Chief Financial Officer in 1998, Mr. Temple served varying tenures as chief financial officer for three different companies: Instromedix Inc., a designer and manufacturer of transtelephonic cardiac event monitors; Graziano Produce Company; and the Yoshida Group, a collection of operating businesses with activities in manufacturing, logistics and real estate development. Prior to joining the Yoshida Group in 1989, Mr. Temple was a principal in the accounting and business advisory services practice of Laventhol & Horvath, a national public accounting firm.

        ERIC MISHKIN, Ph.D. joined Bioject as Senior Vice President and Chief Scientific Officer in June 2002. Dr. Mishkin has more than 15 years of experience in biomedical research and development in academic and industrial settings with a primary focus in vaccine research and development. From

August 1999 through May 2002, Dr. Mishkin was Director of Immunology Research of Wyeth-Ayerst Research, the biopharmaceutical division of American Home Products Company, where he led viral vaccine immunology discovery research efforts. Dr. Mishkin's additional healthcare experience includes serving as Associate Director and Department Head of Viral Vaccine Immunology for Wyeth-Lederle Vaccines and Pediatrics from May 1995 through August 1999, Group Leader of Viral Vaccine Immunology Research for Lederle-Praxis Biologics from January 1992 through May 1995 and holding various research positions in the Department of Viral Vaccine Research and Development for Lederle-Praxis Biologicals from July 1987 through January 1992. Dr. Mishkin received his B.A. from Hofstra University and his M.S. and Ph.D. (1982, Parasitology) from the University of Connecticut. Dr Mishkin served as a Post-Doctoral Fellow and Research Faculty member in the Departments of Pharmacology/Toxicology and Microbiology/ Immunology at The Medical College of Virginia, Virginia Commonwealth University, January 1, 1983 through June 1987.

        J. MICHAEL REDMOND joined Bioject in February 1996 as Vice President of Sales and Marketing. He was appointed Vice President of Business Development in February 1998 and promoted to Senior Vice President of Business Development in March 2003. Mr. Redmond has over fifteen years experience in medical marketing and product sales. Prior to joining Bioject he was Director of Business Development and Director of Sales and Marketing for Kollsman Manufacturing Company, a private label developer and manufacturer of medical instrumentation. He also held various sales and marketing positions with Abbott Laboratories Diagnostic division.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the cash compensation paid by us to our Chief Executive Officer and to the four other most highly compensated executive officers having salary and bonus compensation greater than $100,000 in 2003 (collectively the "named executive officers"), for services rendered during the year ended December 31, 2003, the nine-month transition period ended December 31, 2002 and the fiscal year ended March 31, 2002.

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Period or Year Ended	Salary ($)(1)	Bonus ($)		Other Annual Compensation ($)	Option Shares	All Other Compensation ($)(2)
James C. O'Shea(3) Chairman, Chief Executive Officer and President	12/31/03 12/31/02 03/31/02	$372,843 254,439 294,945	$	— — —	$9,980 9,276 8,747	65,000 51,000 200,000	$81,006 74,858 6,005
John Gandolfo(4) Chief Financial Officer and Vice President of Finance	12/31/03 12/31/02 03/31/02	332,068 225,504 135,264		— 100,000	— —	45,000 84,000 190,000	6,000 4,016 1,257
J. Michael Redmond(5) Vice President of Business Development	12/31/03 12/31/02 03/31/02	208,192 143,409 149,274		31,500 44,395 72,262	6,000 6,000 6,000	30,000 20,625 24,500	5,132 4,119 5,093
Michael A. Temple Executive Vice President and General Manager	12/31/03 12/31/02 03/31/02	238,059 146,684 114,699		— —	— —	45,000 59,000 165,000	6,064 4,039 1,461
Eric Mishkin, PhD Senior Vice President Chief Scientific Officer	12/31/03 12/31/02	229,111 141,165 —		25,000 —	— —	20,000 40,000 —	3,238 3,237 —

(1)
Compensation for the period ended December 31, 2002 only includes nine months due to our change in year-end during 2002 from March 31 to December 31.

(2)
All Other Compensation for Mr. O'Shea for the year ended December 31, 2003 includes $74,025 related to the forgiveness of a loan and the related tax effects. All other amounts in this column for 2003 represent the value of Bioject common stock contributed to the officer's 401(k) account.

(3)
Other Annual Compensation for Mr. O'Shea represents supplemental life and disability insurance premiums paid pursuant to his employment agreement. No other executive officers are entitled to this benefit.

(4)
Bonus for the fiscal year ended March 31, 2002 represents a signing bonus upon accepting employment.

(5)
Bonus represents commission and bonuses received in conjunction with results achieved through Mr. Redmond's business development efforts. Other Annual Compensation represents an automobile allowance of $500 per month.

Option Grants in Last Fiscal Year

        Shown below is information regarding grants of stock options pursuant to our 1992 Stock Incentive Plan during 2003 to the named executive officers.

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal 2003	Exercise Or Base Price ($/Sh.)	Expiration Date	5% ($)	10% ($)
James C. O'Shea	65,000	13.8%	$3.90	6/22/10	$103,200	$240,500
John Gandolfo	45,000	9.5%	3.90	6/22/10	71,446	166,500
J. Michael Redmond	30,000	6.4%	3.90	6/22/10	47,631	111,000
Michael A. Temple	45,000	9.5%	3.90	6/22/10	71,446	166,500
Eric Mishkin	20,000	4.2%	3.90	6/22/10	31,754	74,000

(1)
Potential realizable value is based on the assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the applicable option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price performance. The actual value, if any, which may be realized by any officer will vary based on exercise date and the market price of the related common stock when sold.

(2)
All of the options granted vest as to one-third of the total granted on each of the first through third anniversaries of the grant date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        Shown below is information with respect to options exercised during 2003 and unexercised options to purchase our common stock held by the named executive officers at December 31, 2003.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options At FY-End ($)(1) Exercisable/Unexercisable
James C. O'Shea	—	—	404,101 / 200,669	$15,640 / $31,280
John Gandolfo	—	—	156,333 / 162,667	25,427 / 50,854
J. Michael Redmond	—	—	90,691 / 57,419	6,325 / 12,650
Michael A. Temple	—	—	131,332 / 137,668	18,093 / 36,186
Eric Mishkin	—	—	13,333 / 46,667	— / —

(1)
Based on the difference between the exercise price and the closing price of our common stock as quoted by the Nasdaq SmallCap Market on December 31, 2003 ($3.00). The actual value, if any, which may be realized by any officer will vary based on exercise date and the market price of the related common stock when sold.

EMPLOYMENT CONTRACTS

        In March 1995, we entered into an employment agreement with Mr. O'Shea to serve as Chairman, President and Chief Executive Officer. His salary, which was $358,800 per annum during 2003, is subject to annual adjustment by the Compensation Committee. He also receives annual payment of certain disability and life insurance policy premiums. His agreement continues until terminated. In the event he is terminated, he will receive his base salary for up to two years. If he becomes disabled, he will continue at 75% of his then current salary for not less than six months and at 50% of such salary for the successive six months. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, he is permitted to participate in any profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with Bioject for three years following termination of his employment. Under the terms of this agreement, Mr. O'Shea is also entitled to receive 20,000 shares of our common stock when we first achieve two consecutive quarters of positive earnings per share.

        In February 1996, we entered into an employment agreement with Mr. Redmond to serve as Vice President of Sales and Marketing. In February 1998, he was appointed Vice President of Business Development. His salary, $210,000 per annum for a majority of 2003 plus $500 per month car allowance, is subject to annual adjustment by the Compensation Committee. Mr. Redmond's agreement continues until terminated. In the event he is terminated, he will receive his base salary for up to four months. In the event he is disabled, he will continue at 75% of his then current salary for not less than six months and then at 50% of such salary through the end of the current term. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, he is permitted to participate in any profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with Bioject for three years following termination of his employment.

        In March 2002, we entered into an amended and restated employment agreement with Mr. Gandolfo to serve as our Chief Financial Officer and Vice President of Finance. Mr. Gandolfo's salary during 2003 was $316,437 per annum until October 2003. Effective October 2003, Mr. Gandolfo received an increase to $329,095 per annum. Mr. Gandolfo was awarded an option to purchase 150,000 shares of our common stock upon commencement of employment and received an option to purchase an additional 50,000 shares of our common stock on the first anniversary of his employment. Mr. Gandolfo's agreement had an initial term of two years, beginning October 15, 2001. Upon expiration of the initial term, the agreement was, and will continue to be, automatically renewed for successive one-year terms unless either we or Mr. Gandolfo shall, upon three months written notice to the other, elect not to renew this agreement for any year. In the event Mr. Gandolfo is terminated, he will receive his salary and benefits for up to twelve months following the date of termination. In the event he is disabled, he will continue at 75% of his then current salary for not greater than six months and then at 50% of such salary for up to an additional six months. Health and dental insurance and other benefit coverage will continue for the duration of these payments, for a maximum time period not to exceed twelve months. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, Mr. Gandolfo is permitted to participate in any profit sharing, deferred compensation or other programs. In the event of a change in control, as defined by the agreement, and under certain other circumstances, Mr. Gandolfo's unvested options, if any, will immediately vest. Mr. Gandolfo is prohibited from competing with Bioject for two years following termination of his employment.

        In March 2002, we entered into an amended and restated employment agreement with Mr. Temple to serve as our Executive Vice President and General Manager. Mr. Temple's salary during 2003 was $220,000 per annum until August 2003. Effective August 2003, Mr. Temple received an increase to $242,000 per annum. Mr. Temple was awarded an option to purchase 75,000 shares of our common stock upon commencement of employment. Mr. Temple's agreement had an initial term of two years, beginning August 6, 2001. Upon expiration of the initial term, the agreement was, and will continue to be, automatically renewed for successive one-year terms unless either we or Mr. Temple shall, upon three months written notice to the other, elect not to renew this agreement for any year. In the event Mr. Temple is terminated, he will receive his salary and benefits for up to twelve months following the date of termination. In the event he is disabled, he will continue at 75% of his then current salary for not greater than six months and then at 50% of such salary for up to an additional six months. Health and dental insurance and other benefit coverage will continue for the duration of these payments, for a maximum time period not to exceed twelve (12) months. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, Mr. Temple is permitted to participate in any profit sharing, deferred compensation or other programs. In the event of a change in control, as defined by the agreement, and under certain other circumstances, Mr. Temple's unvested options, if any, will immediately vest. Mr. Temple is prohibited from competing with Bioject for two years following termination of his employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and 10 percent shareholders to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10 percent shareholders are required by SEC regulations to furnish us with all Section 16(a) reports they file. Based solely on our review of the copies of such reports we received and written representations from our officers, directors and 10 percent shareholders, we believe that all required reports were timely filed in 2003, except for the following:

  •
  Mr. Redmond, an executive officer, failed to timely file one Form 4 regarding the grant of stock options;

  •
  Mr. Flynn, a director, failed to timely file one Form 4 regarding the purchase of stock and two Form 4s regarding the grant of stock options;

  •
  Mr. Ianelli, a director, failed to timely file one Form 3 and one Form 4 regarding the grant of stock options; and

  •
  Messrs. Gouveia, Herfindal, Plestina and Ruedy and Ms. Panem, all directors, each failed to timely file two Form 4s regarding the grant of stock options.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        Bioject has maintained a philosophy of seeking to attract and retain a key group of experienced executives capable of successfully managing product development, manufacturing, marketing and sales, while providing strong financial management. Bioject provides a combination of annual cash compensation and stock option grants as incentive to increase long-term shareholder value.

        To achieve Bioject's executive compensation objectives, the Compensation Committee adheres to several principles in structuring the compensation packages for the Chief Executive Officer and the other executive officers. Such principles include:

  •
  Compensation that is based on both company and individual performance;

  •
  Competitive compensation as determined by reviewing executive compensation levels at comparable companies;

  •
  Encouraging executive ownership through equity compensation components; and

  •
  Structuring compensation packages to attract and retain qualified executives with leadership skills and other key abilities required to meet our objectives and enhance shareholder value.

        Bioject's executive compensation is composed of the following key elements:

Base Salary

        This is an amount of annual cash compensation, which the Compensation Committee believes is necessary to attract and retain qualified executives and is administered on behalf of the Board of Directors by the Chief Executive Officer for all executive officers other than the CEO. In 2003, Bioject's Chief Executive Officer, Mr. O'Shea, was paid based on an annual salary of $358,800. Mr. O'Shea's current base salary is $358,800 per annum. As part of Mr. O'Shea's compensation package, the Board agreed to pay premiums on certain life and disability policies owned by Mr. O'Shea.

Long-Term Incentives

        At present, Bioject's primary long-term incentive program is its 1992 Stock Incentive Plan, which is available to all employees, executive officers and non-employee consultants. The Compensation Committee of the Board of Directors grants all options to officers pursuant to the 1992 Stock Incentive Plan. Generally, upon joining Bioject, executive officers are granted options vesting over a three year period at current fair market value in amounts which, in the Compensation Committee's opinion, are consistent with their positions and responsibilities. In addition, based on individual annual performance and contribution to the long-term goals of Bioject, executive officers may receive additional stock option grants. The amount and terms of such options are discretionary and are determined by the Compensation Committee taking into account Bioject's and individual performance. These options vest over varying periods and are intended to focus all employees on achieving the long-term goals of Bioject and to directly reward them for corresponding increases in shareholder value.

        Bioject also has the 2000 Employee Stock Purchase Plan (the "ESPP"), which is available to all full-time employees and executive officers. The ESPP allows for the purchase of shares of Bioject's common stock at a discount utilizing payroll deductions.

        Bioject also has a 401(k) Retirement Benefit Plan for its employees, including its executive officers, which provides for voluntary employer matches of employee contributions up to 6% of salary and for discretionary profit sharing contributions to all employees. In 2003, the named executive officers received the following contributions under this plan:

Name	Number of Shares	Value of Shares
James C. O'Shea	2,686	$6,981
John Gandolfo	2,263	6,000
J. Michael Redmond	1,829	5,132
Michael A. Temple	2,287	6,064
Eric Mishkin	1,350	3,238

Other

        Due to the availability of operating loss carryforwards, the Compensation Committee determined Mr. O'Shea's and the other executive officers' compensation packages without regard to the limitations of deductibility imposed by Internal Revenue Code Section 162(m).

        Bioject is engaged in a highly competitive industry. In order to succeed, Bioject believes that it must be able to attract and retain qualified executives. The Compensation Committee and the full Board of Directors believes that the above described compensation structure will help Bioject achieve these objectives.

Compensation Committee:

John Ruedy, M.D. (Committee Chair)
Edward Flynn
Eric T. Herfindal
Richard J. Plestina

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Executive compensation is administered by the Compensation Committee. The Compensation Committee is composed of Messrs. Flynn, Herfindal, Plestina and Ruedy. All members of the Compensation Committee are independent. James O'Shea, our Chairman, President and Chief Executive Officer, while not a member of the Compensation Committee, participated in deliberations concerning executive officer compensation, but was not present when his own compensation was deliberated or voted on.

STOCK PERFORMANCE CHART

        The following chart compares the yearly stock market (U.S.) percentage change in the cumulative total stockholder return on our common stock during the five fiscal years ended December 31, 2003 with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the S&P 500 Pharmaceutical and Biotechnology Index. The comparison assumes $100 was invested on December 31, 1998, in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

		Indexed Returns Year Ending
Company/Index	Base Period 12/31/98
		12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Bioject	$100.00	$120.83	$91.07	$187.35	$29.02	$44.64
S&P 500 Pharmaceutical & Biotech Index	100.00	91.70	121.89	105.04	83.92	92.86
Nasdaq Stock Market—U.S.	100.00	185.43	111.83	88.76	61.37	91.75

PROPOSAL #2: APPROVAL OF OPTION EXCHANGE PROPOSAL

        The Board of Directors has determined that it would be in the best interests of our shareholders to implement a stock option exchange program (the "Option Exchange Program"). The Board believes the Option Exchange Program will enhance long-term shareholder value by improving our ability to incentivize and retain our employees and by reducing the total number of options outstanding. Under the Option Exchange Program, our employees will be given a one-time opportunity to exchange some or all of the eligible stock options they currently hold for a lesser number of options at a new exercise price equal to the closing price of our common stock on the date the new options are granted, which is expected to be in February 2005. Our five most highly compensated officers, members of our Board of Directors, consultants, former and retired employees will not be eligible to participate in this program.

        The Board believes that to enhance long-term shareholder value, we need to implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of our employee compensation, incentive and retention programs. Stock options motivate and reward employees' efforts toward our growth and success. By granting stock options to talented employees, we align their interests with our shareholders, provide incentives for them to grow long-term shareholder value and encourage their long-term employment.

        As a result of the economic slowdown of the past several years and the resulting deterioration in the stock price of technology companies in general and in medical device companies in particular, a significant number of our employees hold stock options with exercise prices that greatly exceed the current market price of our common stock. Consequently, we believe these options no longer provide the long-term incentive and retention objectives they were intended to provide.

        The Option Exchange Program is intended to remedy this situation by providing employees an opportunity to exchange eligible options for a lesser number of new options with a new exercise price equal to the closing price of our common stock on the date the new option is granted, which is expected to be in February 2005. The replacement options will vest and become exercisable as to 50% of the total on each of the first and second anniversary of the grant date. The term of all new option grants will be five years. To meet our need to provide incentive and retention objectives for our employees, while simultaneously protecting the interests of shareholders by reducing the number of outstanding stock options, the Option Exchange Program has been structured so that employees who elect to participate must exchange a number of old options with a value that approximates or is greater than the value of the number of new options they receive in the exchange.

        To achieve the accounting treatment we desire for the Option Exchange Program, we cannot commence the program until at least six months and one day have elapsed since our last option grant date to eligible employees. Because the last option grants to eligible employees occurred in late January 2004, if the Option Exchange Program is approved by the shareholders, we expect to offer the program to employees in late July 2004. Employees will have at least 20 business days (or longer, at our discretion) to elect to participate. No new options, including the new options issued in exchange for the surrendered options, will be granted until at least six months and one day after the exchange offer period expires. Thus, we expect the new options to be granted in February 2005.

        The Option Exchange Program would reduce the number of shares currently covered by outstanding options. For example, based upon the exchange ratios described herein, if all eligible employees were to surrender all of their eligible stock options in the Option Exchange Program, we would have 269,808 fewer stock options outstanding after the exchange is completed, and outstanding options would equal approximately 22% of our shares outstanding, in comparison to 24% as of March 31, 2004. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the Option Exchange Program and any forfeitures or new grants under our existing option plan. Under the terms of our Restated 1992 Stock Incentive Plan (the "Option Plan"), the

shares underlying any options cancelled in connection with the Option Exchange Program shall again be available for grant under the plan as if no option had been granted with respect to such shares.

Description of Stock Option Exchange Program

        Outstanding Options Eligible for Exchange.    As of March 31, 2004, the employees eligible for the Option Exchange Program held options to purchase a total of 476,387 shares. All of these options have been granted under the Option Plan.

        We intend to make outstanding options under the plan described above eligible for the Option Exchange Program if they meet the following specific criteria:

  •
  Must be held by an eligible employee;

  •
  Must have an exercise price between $4.50 per share and $13.26 per share; and

  •
  Must have an original expiration date at least six months after the date the existing option is cancelled.

        Eligible Employees.    We expect to offer the Option Exchange Program to all of our employees who hold eligible stock options, other than our five most highly compensated officers, members of our Board of Directors, consultants, former employees and retirees. As of March 31, 2004, approximately 48 employees held options eligible for exchange through the program. Participation in the program is voluntary.

        To be an eligible employee, the individual must be employed by us on the last day of the exchange offer period. If an eligible employee who surrenders options in the program is not employed by us or a participating subsidiary on the date of grant of the replacement options, that employee will not receive any replacement options, except in the event of the employee's death, in which case the former employee (or his or her estate) will receive all of the number of options he or she would have otherwise received.

        Exchange Ratio.    Under the Option Exchange Program, a series of exchange ratios has been established such that, in our belief, the value of the old options surrendered is equal to or greater than the value of the new options granted. In all cases, an optionholder will be required to surrender a greater number of existing stock options than the number of new stock options issued in this exchange.

        The following table shows the number of eligible options an employee must surrender in order to receive one new option:

Exercise Price Range	Number of Shares Underlying Eligible Options(1)	Weighted Average Exercise Price	Weighted Average Remaining Life	Exchange Ratio (eligible options to new options)	Shares Underlying New Options That May Be Granted(2)
$ 4.50 - $ 7.00	176,600	$4.75	4.6 years	1.5 to 1	117,733
$ 7.01 - $10.00	27,937	$8.63	2.4 years	2.5 to 1	11,175
$10.01 - $13.26	271,850	$10.95	4.0 years	3.5 to 1	77,671

$ 4.50 - $13.261	476,387	$8.52	4.0 years	2.3 to 1	206,579

(1)
As of March 31, 2004.

(2)
Assumes all eligible options are exchanged by employees for new options.

        The valuation model we applied to determine the exchange ratios took into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the duration and vesting provisions of the options being valued.

        Grant of New Options.    We currently expect that the new options will be issued on the first business day that is at least six months and one day after the cancellation of the old options. All new options will be granted under the Option Plan. All new options granted under the Option Exchange Program will be incentive stock options for U.S. federal income tax purposes. The new options will have the following terms and conditions unless otherwise required or deemed advisable under applicable law:

  •
  Exercise Price.    All new options will be granted with an exercise price equal to the closing price of our common stock on The Nasdaq SmallCap Market on the date of grant, which is expected to be in February 2005.

  •
  Vesting.    The replacement options will be vested 50% annually over the two years following the grant date.

  •
  Term.    Each new option will have a life of five years.

  •
  Other Terms and Conditions.    All other terms and conditions of the new options will be consistent with the terms of the Option Plan and our standard incentive stock option agreement.

        The shares of common stock for which the new options will be exercisable have been registered with the SEC.

Implementation of the Option Exchange Program

        The Board of Directors authorized the Option Exchange Program in April 2004, upon the recommendation of the Compensation Committee, subject to shareholder approval. As described above, the program is expected to commence in July 2004. If the shareholders approve the program, beginning in July 2004, eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the SEC and distributed to all eligible employees. Employees will have an election period of at least 20 business days to accept the offer to receive new options in exchange for the surrender of some or all of their existing options. Replacement options will be granted on the first business day that is at least six months and one day after the cancellation of the old options, which we expect to be in February 2005. If circumstances change prior to the implementation of the Option Exchange Program, the Board will have the authority, in its discretion, to terminate or postpone the Option Exchange Program for up to six months.

Accounting Treatment

        The Option Exchange Program has been designed to comply with existing U.S. Financial Accounting Standards Board guidelines so that we will avoid any variable accounting compensation charges against earnings. In other words, we expect to receive the same accounting treatment for the new options as we received for currently outstanding options that are surrendered in the exchange. It is possible that accounting standards in this area may change prior to the commencement of the exchange offer or the issuance of the new options. Accordingly, we may not realize the intended accounting treatment.

Income Tax Consequences

        The exchange is intended to be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, participating employees are not expected to recognize any income for U.S. federal income tax purposes upon the grant of the new options.

New Plan Benefits

        Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are unable to predict who will participate or how many options employees will elect to exchange. As mentioned previously, our five most highly compensated officers, members of the Board of Directors, consultants, former employees and retirees are not eligible to participate in the program.

Effect on Shareholders

        We are not able to predict with certainty the impact the Option Exchange Program will have on shareholders, because we are unable to predict how many employees will exchange their options or what the future market price of our common stock will be. Also, if the price of our common stock increases after the new options are granted, then optionholders will be more likely to exercise the new vested options than the current vested options, and the exercises are likely to occur earlier. As additional shares of common stock are issued upon option exercises, existing shareholders will be proportionately diluted. For example, if all eligible employees were to surrender all of their eligible options at the exchange ratios described herein, then after the completion of the exchange, we would have 269,808 fewer stock options outstanding. Following such an exchange, outstanding options would represent approximately 22% of our outstanding shares versus 24% as of March 31, 2004.

Shareholder Vote Required

        Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the proposal. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the approval of the Option Exchange Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE RATIFICATION AND APPROVAL OF OPTION EXCHANGE PROPOSAL

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 2002, we loaned $222,075 to Mr. James O'Shea, our Chief Executive Officer, in order to assist him with his relocation from Oregon to New Jersey. The note is non-interest bearing and is being forgiven in $74,025 increments in each of January 2003, 2004 and 2005, so long as Mr. O'Shea remains our Chief Executive Officer. At December 31, 2003 and 2002, there was $74,025 and $148,050, respectively, outstanding under this loan.

OTHER MATTERS TO BE ACTED UPON

        It is not known whether any other matters will come before the Annual Meeting other than as set out above and in the Notice of Meeting. However, if such should occur, the two persons named in the accompanying form of proxy, James C. O'Shea and John Gandolfo, intend to vote on the matters in accordance with their best judgment, exercising discretionary authority with respect to amendments or variations or matters identified in the Notice of Meeting and other matters which may properly come before the Annual Meeting or an adjournment thereof.

ANNUAL REPORT

        Our Annual Report to Shareholders for the year ended December 31, 2003 accompanies this proxy statement. On written request, we will provide, without charge, a copy of our Form 10-K filed with the Securities and Exchange Commission (including a list briefly describing the exhibits thereto) to any record holder or beneficial owner of our common stock. Requests should be directed to the attention of the Secretary, Bioject Medical Technologies Inc., 211 Somerville Road (Route 202 North), Bedminster, NJ 07921.

INDEPENDENT AUDITORS

        KPMG LLP, independent auditors, performed the audit of our financial statements for the year ended December 31, 2003 and for the nine-month transition period ended December 31, 2002. Our Audit Committee has appointed KPMG LLP as auditors for the year ending December 31, 2004. We expect a representative of KPMG LLP to be present at the 2004 Annual Meeting and to be available to respond to appropriate questions from shareholders. The representative will have the opportunity to make a statement at the meeting if he desires to do so.

Fees Paid to KPMG LLP Related to the year ended December 31, 2003 and the nine-month transition period ended December 31, 2002

	2003	% Pre-approved by Audit Committee	2002	% Pre-approved by Audit Committee
Audit Fees	$77,340	100%	$52,100	100%
Audit Related Fees	—	—	—	—
Tax Fees(1)	30,610	100%	3,750	100%
All Other Fees	—	—	—	—

	$107,950		$55,850

(1)
Represents fees paid by us for tax compliance services.

Pre-Approval Policies

        All proposed engagements for services to be provided by our independent auditors will first be considered by the Chief Financial Officer. If the proposed services are covered by a general pre-approval by the Audit Committee, we may engage the independent auditors to provide such services. In such case, the Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. If the proposed services are not covered by a general pre-approval of the Audit Committee, the engagement of the auditor to provide such services shall require specific pre-approval by the Audit Committee. Prior to engagement, the Audit Committee and management reviewed the proposed service and all services were pre-approved by the Audit Committee for 2003.

        Any proposed engagement to provide services that requires specific approval by the Audit Committee will be submitted to the Audit Committee for its consideration (or to a member of the Audit Committee to whom the authority to pre-approve services of our independent auditor has been delegated by the Audit Committee). Such submission shall be reasonably detailed with regard to the scope of proposed services, proposed fees and other proposed terms and conditions of the engagement. In determining whether to specifically approve any such proposed engagement, the Audit Committee (or the Audit Committee's delegate) will consider whether the provision of such services is consistent with the SEC's rules on auditor independence. If the Audit Committee specifically approves such proposed engagement, we may engage the auditor to provide such services.

Change of Auditors

        On May 10, 2002, the Audit Committee of our Board of Directors approved the dismissal of our independent public accountants, Arthur Andersen LLP. Arthur Andersen LLP's report on our financial statements for the fiscal year ended March 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended March 31, 2001 and during the subsequent interim period through the date of dismissal, May 10, 2002, there were not any disagreements between us and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any reportable events as defined under Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

        Also on May 10, 2002, based on the recommendation of the Audit Committee of our Board of Directors, we engaged the firm of KPMG LLP to be our independent auditors. We did not consult KPMG LLP at any time prior to May 10, 2002 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or concerning any disagreement or reportable event with Arthur Andersen LLP.

PROPOSALS OF SHAREHOLDERS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

        Proposals of shareholders to be presented at the annual meeting to be held in 2005 must be received at our executive offices by December 24, 2004 (120 days prior to the anniversary of the mailing of this proxy statement), in order to be included in our proxy statement and form of proxy concerning that meeting.

        In accordance with Rule 14a-4(c) promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, the holders of the proxies solicited by the Board of Directors in connection with the 2005 Annual Meeting of Shareholders may vote such proxies in their discretion on certain matters as more fully described in that rule, including, without limitation, on any matter coming before the meeting as to which Bioject does not have notice on or before March 12, 2005. This notice period does not apply to director nominations or amendments to the Bylaws, which are governed by our Bylaws and explained under the heading "Shareholder Proposal and Nomination Procedures for the Annual Meeting."

DATED at Bedminster, New Jersey, this 23rd day of April, 2004.
BY ORDER OF THE BOARD
James O'Shea Chairman of the Board, President and Chief Executive Officer

APPENDIX A

BIOJECT MEDICAL TECHNOLOGIES INC.
Audit Committee Charter

        The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of Bioject Medical Technologies Inc. (the "Company").

ARTICLE I
MEMBERSHIP

        The Board of Directors (the "Board") of Bioject Medical Technologies, Inc. (the "Company") will appoint from among its members an Audit Committee (the "Committee"); Committee members may be removed by the Board at any time.

        The Committee will consist of at least three members of the Board. As defined by applicable law and regulation, each Committee member shall be determined by the Board to be independent and generally knowledgeable in financial and auditing matters, and at least one member shall have accounting or related financial management expertise.

        The Board will designate one Committee member to serve as Chairman of the Committee.

ARTICLE II
PURPOSE

        The primary purpose of the Committee is to assist the Board in fulfilling its responsibilities for oversight of the reliability, quality and integrity of the Company's accounting and financial reporting processes and the audits of the Company's financial statements and internal controls.

ARTICLE III
DUTIES AND RESPONSIBILITIES

        The Committee will:

  •
  Appoint, retain, compensate, evaluate and, as it deems necessary or advisable, terminate the independent auditor;

  •
  Approve all audit engagement fees and terms;

  •
  Pre-approve and adopt policies governing pre-approval of all audit and permissible non-audit services to be provided by the independent auditor;

  •
  Establish procedures for the receipt, retention and treatment of complaints about accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

  •
  Oversee the performance of the Company's internal audit function and the independent auditor;

  •
  Review and discuss with the independent auditor its statement delineating all relationships between it and the Company, and assess the independence of the independent auditor;

  •
  Discuss with the independent auditor all critical accounting policies, alternative treatments of financial information within generally accepted accounting principles discussed with management, the ramifications of the use of alternative treatments and the independent auditor's preferred treatment, and any other material written communications between the independent auditor and management;

A-1

  •
  Review and discuss with management and the independent auditor the Company's annual and quarterly financial statements;

  •
  Review the Company's earnings press releases;

  •
  Resolve disagreements between management and the independent auditor;

  •
  Review any required management reports on internal controls and any related certifications by the independent auditor;

  •
  Discuss with the independent auditor all matters required to be discussed under generally accepted auditing standards, including the scope and results of their audit of the Company's consolidated financial statements;

  •
  Review disclosures made by the Chief Executive Officer and Chief Financial Officer regarding the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in the Company's internal controls;

  •
  Discuss with management the development and selection of any critical accounting estimates, and the Company's related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  •
  Prepare the report that is required to be included in the Company's annual proxy statement;

  •
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate; and

  •
  Annually review and assess the adequacy of this Charter and recommend to the Board any proposed changes to this Charter.

ARTICLE IV
AUTHORITY

        The Committee has the authority to:

  •
  Appoint, retain, compensate, evaluate and terminate the independent auditor and to approve all audit engagement fees and terms;

  •
  Engage, compensate and terminate independent counsel and other advisors;

  •
  Conduct or authorize investigations into any matters within the scope of its responsibility;

  •
  Meet with and seek any information from any Company officer, employee, outside counsel, or the independent auditor, or others, all of whom are directed to cooperate with the Committee; and

  •
  Form and delegate authority to subcommittees as appropriate and permitted by applicable law or regulation.

ARTICLE V
MEETINGS AND OPERATIONS

        The Committee shall meet at least four times annually or more frequently, or as advisable, as it deems necessary to fulfill its responsibilities. The Committee will cause to be kept adequate minutes of all of its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, any provision of the Bylaws of the Company, or the laws of the state of Oregon.

A-2

BIOJECT MEDICAL TECHNOLOGIES INC.
ANNUAL MEETING OF SHAREHOLDERS
June 10, 2004

        This Proxy is Solicited on Behalf of the Board of Directors.

        James C. O'Shea and John Gandolfo and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated on the reverse of this proxy card, on all proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Shareholders of Bioject Medical Technologies Inc. (the "Company") to be held on June 10, 2004 or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of stock of the Company to which the undersigned is entitled to vote at the Annual Meeting. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged by the undersigned.

(To be signed on reverse side)

[REVERSE]

Please date, sign and mail your proxy card back as soon as possible.

ANNUAL MEETING OF SHAREHOLDERS
BIOJECT MEDICAL TECHNOLOGIES INC.
June 10, 2004

Please Detach and Mail in the Envelope Provided

        ☒    Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW AND "FOR" PROPOSAL #2.

1.
Election of the following nominee(s) as directors to serve in such capacities until their successors are duly elected and qualified.

  ☐    FOR ALL (Except as marked to the contrary below)*            ☐    WITHHELD FOR ALL

  Nominees for three-year terms: James C. O'Shea    Sandra Panem, Ph.D.    John Ruedy, M.D.

  Nominee for two-year term:    Joseph R. Ianelli

*
Authority to vote for any nominee(s) may be withheld by lining through the name(s) of any such nominee(s).

2.
To approve a proposal to authorize an exchange of certain employee stock options for a smaller number of stock options with a new exercise price;

    ☐    For            ☐    Against            ☐    Abstain

3.
To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES AND "FOR" PROPOSAL #2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE SIGN, DATE, AND MAIL YOUR PROXY TODAY.

SIGNATURE:		DATE:

SIGNATURE:		DATE:
(SIGNATURE, IF HELD JOINTLY)

NOTE:
Capacity (Title of Authority, i.e., Executor, Trustee)

April 23, 2004

United States Securities and
    Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:
Bioject Medical Technologies Inc.
Filing of Proxy Materials

To Whom it May Concern:

        The following proxy materials are being filed electronically via EDGAR for Bioject Medical Technologies Inc.

  1.
  The proxy statement and form of proxy;

  2.
  The proxy statement cover sheet;

  3.
  The proxy card; and

  4.
  Appendix A to the proxy statement.

        The 2003 Annual Report will be submitted, for informational purposes only, in paper format since no parts of such Annual Report are incorporated by reference into the Definitive Proxy Soliciting materials.

Thank you for your assistance.

Sincerely,

/s/ CHRISTINE M. FARRELL Christine M. Farrell Controller and Secretary Bioject Medical Technologies Inc.

QuickLinks

  Exhibit 99.1
BIOJECT MEDICAL TECHNOLOGIES INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
BIOJECT MEDICAL TECHNOLOGIES INC. TABLE OF CONTENTS
BIOJECT MEDICAL TECHNOLOGIES INC. PROXY STATEMENT for ANNUAL MEETING OF SHAREHOLDERS To Be Held On June 10, 2004 MANAGEMENT SOLICITATION
APPOINTMENT AND REVOCABILITY OF PROXIES
VOTING OF PROXIES
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL #1: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CLASS THREE NOMINEES LISTED BELOW.
DIRECTOR COMPENSATION
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
QUALIFICATIONS OF DIRECTORS
SHAREHOLDER PROPOSAL AND DIRECTOR NOMINATION PROCEDURES
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
AUDIT COMMITTEE FINANCIAL EXPERT
AUDIT COMMITTEE REPORT
CODE OF ETHICS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PERFORMANCE CHART
PROPOSAL #2: APPROVAL OF OPTION EXCHANGE PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE RATIFICATION AND APPROVAL OF OPTION EXCHANGE PROPOSAL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS TO BE ACTED UPON
ANNUAL REPORT
INDEPENDENT AUDITORS
PROPOSALS OF SHAREHOLDERS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS
BIOJECT MEDICAL TECHNOLOGIES INC. Audit Committee Charter
ARTICLE I MEMBERSHIP
ARTICLE II PURPOSE
ARTICLE III DUTIES AND RESPONSIBILITIES
ARTICLE IV AUTHORITY
ARTICLE V MEETINGS AND OPERATIONS
BIOJECT MEDICAL TECHNOLOGIES INC. ANNUAL MEETING OF SHAREHOLDERS June 10, 2004